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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-4618

                                SUNAMERICA INC.
             (Exact name of registrant as specified in its charter)

                              1 SUNAMERICA CENTER
                                  CENTURY CITY
                             LOS ANGELES, CA 90067
                                 (310) 772-6000
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

COMMON STOCK, $1.00 PAR VALUE PER SHARE

            (Title of each class of Securities covered by this Form)

NONE

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(l)(i)      [X]       Rule 12h-3(b)(l)(i)      [X]
          Rule 12g-4(a)(l)(ii)     [ ]       Rule 12h-3(b)(l)(ii)     [ ]
          Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:

Common Stock, $1.00 par value per share: 0
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
SunAmerica has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     SUNAMERICA INC.
                                     (By American International Group, Inc.
                                         its successor by merger)

                                     By: /s/ Kathleen E. Shannon
                                         ----------------------------------
                                         Name: Kathleen E. Shannon
                                         Title: Vice President and Secretary